        UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                    WASHINGTON, D.C. 20549

                          FORM S-8

    REGISTRATION STATEMENT UNDER THE SECURITIES ACTS OF 1933

                  VISION GLOBAL SOLUTIONS INC.
          (Name of Small Business Issuer in its Charter)

Ontario, Canada     None
(State or other jurisdiction of  (I.R.S. Employer
Incorporation or organization)  Identification No.)

                    455 Notre-Dame Street East

Montreal, Quebec       H2Y 1C9
(Address of Principal executive offices)   (Zip Code)

             Issuer's telephone number (514) 848-1166

                    VISION GLOBAL SOLUTIONS INC.
          2003 EMPLOYEE/CONSULTANT STOCK COMPENSATION PLAN
                    (Full title of the plan)

          Jean-Paul Ouellette, Principal Executive Officer

                        Ontario, Canada

                        Vincent Vecchio
                    455 Notre-Dame Street East
                     Montreal, Quebec H2Y 1C9
                      Tel.: (514)-848-1166
        (Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

TITLE OF  PROPOSED PROPOSED PROPOSED AMOUNT OF
SECURITIES TO  AMOUNT TO BE    MAXIMUM         MAXIMUM  REGISTRATION
BE REGISTERED REGISTERED      OFFERING PER    AGGREGATE FEE
           SHARE (1) OFFERING
      PRICE

Common Stock, 6,000,000(2)    $0.15           $90,000         $66.24
no par value

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of the bid and asked price quoted on the OTC BB for the Company's Common Stock as of February 10, 2003,
which is within five (5) days prior to the date of filing of this registration statement.

(2) Represents the maximum number of shares, which may be issued under the
Vision Global Solutions Inc. Employee/Consultant Stock Compensation Plan (the
"Plan").

Item 1. Plan Information.

The registrant, Vision Global Solutions Inc., is registering up to 6,000,000 of
Vision's common stock under Vision Global Solutions Inc.'s Employee/Consultant
Stock Compensation Plan.

Vision will send or give the documents containing the information specified in this Item 1 to each participant as specified by Rule 428(b) (1) of the
Securities Exchange Act (the "Securities Act"). In accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") and the
instructions to Form S-8, Vision is not filing such documents with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2. Registrant Information and Employee Plan Annual Information.

Vision will send or give to participants, upon oral or written request, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement as specified by Rule 428(b) (1). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, Vision is not filing such documents with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the
Securities Act. The request for such documents should be addressed to Jean-Paul
Ouellette, Chief Financial Officer, Vision Global Solutions Inc., 455 Notre Dame
Street East, Montreal, Quebec, Canada H2Y lC9.

PART II

INFORMATIOBN REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

(1) The Registrant statement of Form 20-F, filed pursuant to Section 12 (g) of the Securities Act;

(2) All other reports filed by the Registrant with the Commission pursuant to
Sections 13 (a) or 15 (b) of the Securities Act; and

(3) The description of the Common Stock or the Registrant contained in item
3.B "Capitalization and Indebtedness" in Vision's Registration Statement filed on Form 20-F filed on February 23, 2003.

All documents filed by the Registrant with the Commission pursuant to Section
13(a), 13(c), 14 or 15(d) of the Securities subsequent to the date of this
Registration Statement and prior to the filing of a post-effective amendment hereto which that all Securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Part IX, Section 136 of the Business Corporations Act (Ontario) allows for the indemnification of certain directors and officers. Specifically, Section 136 allows a corporation to indemnify a director or officer of a corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if: (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and, (b) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. A corporation may, with the approval of a court of competent jurisdiction, indemnify the foregoing persons with respect to any action by or on behalf of the corporation or body corporate to procure a judgement in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set forth previously in (a) and (b). Despite any of the foregoing, those persons set forth above are entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was substantially successful on the merits in his or her defense of the action or proceeding; and, (ii) fulfils the conditions set forth above in (a) and (b).

Section 25 of Vision's Bylaws allows for the indemnification of certain directors and officers of Vision. Specifically, Vision shall indemnify the directors and officers of Vision, former directors or officers of Vision or a person who acts or acted at Vision's request as a director or officer of a body corporate of which Vision is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Vision or body corporate against all costs, charges and expenses reasonably incurred by him in connection with such action, if, he acted honestly and in good faith with a view to the best interests of Vision; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1 * Opinion of Robert M. Isles, Barrister and Solicitor

10.35 * VISION GLOBAL SOLUTIONS INC. Employee/Consultant Stock Compensation Plan

23.1 * Consent of Verrier, Paquin, Hebert, A General Partnership, Chartered
Accountants

23.2 * Consent of Robert M. Isles, Barrister and Solicitor (contained in the opinion filed as Exhibit 5.1 hereof)

 (* filed herewith)

Item 9. Undertakings.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-
effective amendment to this registration statement to:
(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information in the registration statement;

(iii) Include any material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Vision hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Vision's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of
1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on the 17th day
of February, 2003.

Vision Global Solutions Inc.

By: /S/ Jean-Paul Ouellette
Jean-Paul Ouellette
Chief Executive Officer
and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

NAME        TITLE    DATE

/S/ Jean-Paul Ouellette     Chief Executive Officer, February 17, 2003
Jean-Paul Ouellette     President and Director
(Principal Executive Officer and
Principal Financial Officer)

/S/ Eric Ouellette     Director,   February 17, 2003
Jean-Paul Ouellette     President and Director
(Principal Executive Officer and
Principal Financial Officer)

Exhibit 10.35

EMPLOYEE/CONSULTANT STOCK COMPENSATION PLAN

I. PURPOSE OF THE PLAN.

The purpose of this Plan is to further the growth of Vision Global Solutions Inc allowing the Company to compensate consultants and certain employees who have provided bona fide services to the Company, through the award of Common Stock of the Company.

II. DEFINITIONS.

Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

1. "Award" means any grant of (i) Common Stock or (ii) options or warrants to purchase Common Stock made under this Plan.

2. "Board of Directors" means the Board of Directors of the Company.

3. "Code" means the Internal Revenue Code of 1986, as amended.

4. "Common Stock" means the Common Stock of the Company.

5. "Date of Grant" means the day the Board of Directors authorized the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.

6. "Consultant" means any person or entity (i) who has rendered or will render bona fide services to the Company, and (ii) who, in the opinion of the Board of
Directors, are in a position to make, or who have previously made, a significant contribution to the success of the Company.

7. "Subsidiary" means any corporation that is a subsidiary with regard to as that term is defined in Section 424(f) of the Code.

III. EFFECTIVE DATE OF THE PLAN.

The effective date of this Plan is January 1, 2003.

IV. ADMINISTRATION OF THE PLAN.

The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this
Plan and applicable law, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and  regulations  relating to it, and to make all other determinations , which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

V. STOCK SUBJECT TO THE PLAN.

The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 6,000,000 shares which number represents 6,000,000 shares not yet issued under the Plan. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted at such time as it deems advisable.

II PERSONS ELIGIBLE TO RECEIVE AWARDS.

Awards may be granted only to Consultants and Employees.

II GRANTS OF AWARDS.

Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Consultants and Employees Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Consultant and Employee will relate, and the terms and conditions upon which an Award may be issued (including, without limitation, the date of exercisability, exercise price and term of any Award which constitutes an option or warrant to purchase Common Stock). No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the"
Act"), or the rules and regulations promulgated there under.

II DELIVERY OF STOCK CERTIFICATES.

As promptly as practicable after authorizing the grant of an Award, the Company shall deliver to the person who is the recipient of the Award, a certificate or certificates registered in that person's name, representing the number of shares of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction, which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

IX. RIGHT TO CONTINUED ENGAGEMENT.

Nothing in this Plan or in the grant of an Award shall confer upon any
Consultant the right to continued engagement by the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any
Consultant or to terminate any consulting relationship at any time.

X. LAWS AND REGULATIONS.

1. The obligation of the Company to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for the Company be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

2. This Plan is intended to meet the requirements of Rule 16b-3 in order to provide officers and directors with certain exemptions from Section 16(b) of the
Securities Exchange Act of 1934, as amended.

XI. TERMINATION OF THE PLAN.

The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

XII. DELIVERY OF PLAN.

A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.

Exhibits 5 & 23.3

ROBERT M. ISLES
Barrister & Solicitor, Suite 1101, 44 Victoria Street, Toronto, Ontario M5C 1Y2
Tel:  416-368-7116;
Fax: 416-368-6827

February 18, 2003

Board of Directors
Toronto, Ontario, Canada M5H 4B2

Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February
17, 2002, in connection with the registration under the Securities Act of 1933, as amended, of 6,000,000 shares of the Company's Common Stock, without par value
(exclusive of any securities associated therewith, the "Stock") to be sold by you pursuant to the Company's Employee/Consultant Stock Compensation Plan (the
"Plan").

As your counsel, I have examined the proceedings relating to and action taken by you in connection with the adoption of the Plan.

It is my opinion that the 6,000,000 shares of the Stock that may be issued and sold by the Company pursuant to the Plan, when issued and sold in the manner provide in the Plan, will be validly issued, fully-paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Robert M. Isles
----------------------------------
Robert M. Isles

Exhibit 23.1

Opinion of Verrier, Paquin, Hebert, a General Partnership, Chartered Accountants

We are the auditors of Vision Global Solutions Inc. As such we expressed our unqualified opinion upon the consolidated financial statements of Vision Global
Solutions Inc. for the year then ended March 31, 2002.

We hereby consent to the incorporation by reference in this registration statement on Form S-8, of our report dated June 3, 2002 of the consolidated financial statements of Vision Global Solutions Inc. for the year ended March
31, 2002 and the consolidated statements of income, comprehensive income (loss), deficit ad cash flows for the year ended March 31, 2002.

Yours truly,

VERRIER, PAQUIN, HEBERT
/S/ Verrier, Paquin, Hebert
-------------------------------
Verrier, Paquin, Hebert
A General Partnership
Chartered Accountants

Drummondville, Canada

February 18, 2003